Exhibit 4.2

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated November 18, 2009, by and between Liberty Global, Inc., a Delaware corporation (“Liberty Global”), and SPO Partners II, L.P., a Delaware limited partnership (“SPO Partners”), and San Francisco Partners, L.P., a California limited partnership (“SF Partners” and together with SPO Partners, “SPO”).

WHEREAS, Liberty Global and SPO have entered into the Investment Agreement, dated as of November 18, 2009 (the “Investment Agreement”), pursuant to which, among other things, SPO is purchasing 4.5 million shares of Liberty Global’s Series A common stock, par value $0.01 per share (“Series A common stock”), and 1.5 million shares of Liberty Global’s Series C common stock, par value $0.01 per share (“Series C common stock”).

WHEREAS, upon consummation of the transaction contemplated by the Investment Agreement SPO will own shares of Series A common stock in excess of 13% of the outstanding shares of Series A common stock and shares of Series C common stock in excess of 21% of the outstanding shares of Series C common stock.

WHEREAS, in light of the foregoing, SPO has required, in connection with its purchase of shares of Series A common stock and Series C common stock under the Investment Agreement, that Liberty Global agree to file a shelf registration statement on behalf of SPO covering the offer and resale of such shares by SPO, on the terms and subject to the conditions set forth herein.

WHEREAS, Liberty Global has agreed to file such a shelf registration statement on behalf of SPO, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Investment Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Affiliate” means with respect to any specified Person, an “affiliate,” as defined in Rule 144, of such Person.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as such rule is in effect on the date hereof.

“Business Day” means any day other than Saturday, Sunday or any day on which banks are required or permitted to close in New York, New York.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Series A common stock, the Series B common stock, par value $0.01 per share, of Liberty Global and the Series C common stock.

“Demand Period” means the period commencing on May 18, 2010 and ending on May 18, 2015.

“Demand Request” has the meaning set forth in Section 2.01(a).

“Disadvantageous Condition” has the meaning set forth in Section 2.01(d).

“Effectiveness Period” has the meaning set forth in Section 2.01(b).

“Effective Time” has the meaning set forth in Section 2.01(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Free Writing Prospectus” means each “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Indemnified Party” has the meaning set forth in Section 2.06.

“Indemnifying Party” has the meaning set forth in Section 2.06.

“Inspectors” has the meaning set forth in Section 2.02(f).

“Investment Agreement” has the meaning set forth in the recitals

“Issuer” shall mean any issuer of Registrable Shares and shall initially mean Liberty Global.

“Issuer’s Board of Directors” means the Issuer’s board of directors or the executive committee thereof.

“Liberty Global” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority, or other entity.

“Prospectus” means the prospectus related to any registration statement, as amended or supplemented by any amendment, pricing term sheet, Free Writing Prospectus or prospectus supplement, including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Purchased Shares” means the 4.5 million shares of Series A common stock and 1.5 million shares of Series C common stock purchased by SPO pursuant to the Investment Agreement.

“Records” has the meaning set forth in Section 2.02(f).

“Registrable Shares” means (i) the Purchased Shares and (ii) any shares of Common Stock or any other equity securities issued or issuable to a Stockholder in respect of any Purchased Shares (x) by way of a stock dividend or stock split or other distribution or (y) as a result of a merger, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Shares, such shares shall cease to be Registrable Shares if and when: (i) a registration statement with respect to the disposition of such shares shall have become effective under the Securities Act and such shares shall have been disposed of pursuant to such effective registration statement; (ii) such shares shall have been sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) are met; (iii) such shares shall have been otherwise transferred and new certificates for them not bearing a legend or instructions restricting further transfer shall have been delivered; (iv) at any time after November 17, 2010, at such time as SPO (together as a group with any other Stockholders) ceases to be a Significant Stockholder; or (v) such shares shall have ceased to be outstanding.

“Registration Expenses” means all (i) registration, qualification and filing fees with the Commission, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) printing expenses, (iv) internal expenses of the Issuer (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) fees and disbursements of counsel for the Issuer, and (viii) fees and expenses of listing the Registrable Shares on a securities exchange. Registration Expenses shall not include fees and expenses of any Stockholder’s counsel or any fees or commission incurred by a Stockholder in connection with any sale of Registrable Shares.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Series A common stock” has the meaning set forth in the recitals.

“Series C common stock” has the meaning set forth in the recitals.

“Shelf Registration Statement” has the meaning set forth in Section 2.01(a).

“Significant Stockholder” means, as of the date of determination, any Person that (i) beneficially owns 10% or more of the outstanding shares of any series of Common Stock, (ii) beneficially owns 10% or more of the aggregate voting power of the outstanding shares of Common Stock or (iii) has one or more designees to the Board of Directors of the Issuer.

“SPO” has the meaning set forth in the preamble.

“Stockholder” means each of SPO Partners, SF Partners or any of their respective affiliates that may be deemed to be part of a “group”, as such term is defined in Rule 13d-5(b)(1) promulgated under the Exchange Act, with respect to the beneficial ownership of shares of Common Stock.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01. Shelf Registration.

(a) Filing of Shelf Registration Statement. At any time during the Demand Period, upon the written request of SPO (the “Demand Request”), subject to Section 2.01(d), the Issuer shall use commercially reasonable efforts to prepare and file a “shelf” registration statement with respect to the Registrable Shares on Form S-3, or if Form S-3 is not then available, any other appropriate form under the Securities Act (the “Shelf Registration Statement”), as promptly as reasonably practicable after the Issuer’s receipt of the Demand Request (but in any event within 30 days of receipt of such request). The Shelf Registration Statement shall be filed as an “automatic shelf registration statement” (within the meaning of Form S-3) if the Issuer and SPO’s proposed plan of distribution are eligible therefor. SPO shall have the right to make a single Demand Request hereunder.

(b) Effectiveness of Shelf Registration Statement. Subject to Section 2.01(d), the Issuer shall use commercially reasonable efforts (1) to respond to any comments received from the staff of the Commission as promptly as practicable and in any event within 10 days after receipt of any such comments, (2) to have the Shelf Registration Statement declared effective as promptly as practicable after filing and (3) to keep the Shelf Registration Statement continuously effective during the time period (the “Effectiveness Period”) commencing on the date such Shelf Registration Statement is declared effective (the “Effective Time”) and ending on (A) the date that there are no longer any Registrable Shares covered by such Shelf Registration Statement or (B) if earlier, the 270th day after the Shelf Registration Statement is initially declared effective. Before filing a Shelf Registration Statement or prospectus or any amendments or supplements thereto (other than documents incorporated by reference that do not specifically relate to an offering of Registrable Shares), the Issuer shall provide counsel to SPO with a reasonable opportunity to review and comment on such Shelf Registration Statement and each prospectus included therein (and each such amendment and supplement thereto) to be filed with the Commission, subject to such documents being under the Issuer’s control. Issuer shall notify SPO and its counsel of any stop order issued or threatened by the Commission and shall take commercially reasonable actions required to prevent the entry of such stop order or to remove such stop order if entered.

(c) Withdrawal of Orders Suspending Effectiveness. If the Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, the Issuer shall, subject to Section 2.01(d), use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event within 15 days after such cessation of effectiveness, amend the Shelf Registration Statement in a manner reasonably expected by the Issuer to obtain the withdrawal of such order suspending the effectiveness thereof.

(d) Blackout Periods. Notwithstanding anything to the contrary set forth in this Agreement, the Issuer’s obligation under this Agreement to use commercially reasonable efforts to cause the Shelf Registration Statement and any filings with any state securities commission to be made or to become effective, to maintain the effectiveness of, or to amend or supplement the Shelf Registration Statement shall be suspended if, (A) in the good faith and reasonable judgment of the Issuer’s Board of Directors, (i) such action would require the public disclosure of material non-public information concerning any material transaction or negotiations involving the Issuer or any of its Affiliates that would materially interfere with such transaction or negotiations and that would be significantly disadvantageous to the Issuer or its Affiliates, or (ii) such action would materially and adversely affect the Issuer or the trading in its Common Stock or (B) such action would require the inclusion of financial statements of any business acquired, or proposed to be acquired, by the Issuer that are not then available (a “Disadvantageous Condition”), but such suspension shall continue only for so long as such event or its effect is continuing but in no event will that suspension exceed 90 days. In the case of a Disadvantageous Condition described in clause (B) of the preceding sentence, the Issuer shall use commercially reasonable efforts to obtain such financial statements as promptly as practicable. In no event shall a Disadvantageous Condition be deemed to have occurred as a result of the Issuer’s plans to engage in a registered public offering of Common Stock. The Issuer agrees not to exercise the rights set forth in this Section 2.01(d) more than once in any twelve month period. In the event SPO makes the Demand Request during the occurrence of a Disadvantageous Condition, the

Issuer shall promptly notify SPO of the existence of such Disadvantageous Condition and SPO shall have the right to withdraw the Demand Request (which shall then not count as a Demand Request for purposes of the last sentence of Section 2.01(a) hereof). Upon the receipt of any such notice at a time when an effective registration statement is in effect, SPO shall cause each Stockholder to forthwith discontinue use of the prospectus contained in such registration statement provided, that, if at the time of receipt of such notice any Stockholder shall have sold Registrable Shares and the Disadvantageous Condition is not of a nature that would require a post-effective amendment to the Shelf Registration Statement, then the Issuer shall use its commercially reasonable efforts to take such action as will permit such securities to be timely delivered. At such time as any Disadvantageous Condition shall cease to exist, the Issuer shall promptly notify SPO to such effect.

(e) Plan of Distribution. At the Effective Time and any time thereafter during the Effectiveness Period, each Stockholder shall be named as a selling stockholder in the Shelf Registration Statement and related prospectus in such a manner as to permit such Stockholder to deliver such prospectus to purchasers of Registrable Shares in accordance with applicable law. SPO agrees to cause each Stockholder to dispose of its Registrable Shares under a Shelf Registration Statement in accordance with the “Plan of Distribution” section of the Shelf Registration Statement and prospectus, which shall be consistent with the provisions of this Agreement.

(f) Expenses. The Issuer shall pay all Registration Expenses in connection with registrations pursuant to Section 2.01(a). SPO shall pay all fees and expenses of its counsel incurred in connection with this Agreement or the sale or disposition of Registrable Shares pursuant to any Shelf Registration Statement.

(g) Rule 144. At such times as the Issuer is obligated to file reports in compliance with either Section 13 or 15(d) of the Exchange Act, the Issuer covenants that it shall file any reports required to be filed by it under the Securities Act or the Exchange Act and shall take such further commercially reasonable actions as the Stockholder of Registrable Shares may reasonably request, all to the extent required from time to time to enable such Stockholders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Stockholder, the Issuer will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

Section 2.02. Registration Procedures. In connection with any registration in respect of Registrable Shares contemplated by this Agreement, the Issuer shall, subject to the provisions of this Agreement, use commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof as quickly as practicable, and in connection therewith:

(a) Following receipt of the Demand Request, the Issuer will use commercially reasonable efforts to prepare and file with the Commission a registration statement on Form S-3, or if Form S-3 is not then available, any other appropriate form under the Securities Act, and use commercially reasonable efforts to cause such filed registration statement to become and remain effective as set forth in Section 2.01.

(b) The Issuer shall, at least fifteen Business Days prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to SPO and its counsel a copy of such registration statement as proposed to be filed (including documents to be incorporated by reference therein that expressly relate to the offering contemplated therein) which documents will be subject to the reasonable review and comments of SPO and its counsel during such fifteen-business-day period and the Issuer will not file any registration statement, any prospectus or any amendment or supplement thereto (or any such documents incorporated by reference) containing any statements with respect to a Stockholder to which SPO or its counsel shall reasonably object in writing. Thereafter the Issuer will furnish to SPO such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto but excluding documents incorporated by reference therein other than those that expressly relate to the offering), the prospectus included in such registration statement and such other documents as SPO may reasonably request in order to facilitate the disposition of the Registrable Shares.

(c) After the filing of the registration statement, the Issuer will promptly notify SPO and its counsel of the effectiveness thereof and of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and promptly notify such Stockholder of such lifting or withdrawal of such order.

(d) The Issuer will use commercially reasonable efforts (i) to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions in the United States (in the event an exemption is not available) as SPO reasonably (in the light of the intended plan of distribution) requests and (ii) to cause such Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Issuer and do any and all other acts and things that may be reasonably necessary or advisable to enable each Stockholder to consummate the disposition of the Registrable Shares owned by such Stockholder; provided that the Issuer will not be required to (w) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (x) conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of any such jurisdiction, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

(e) The Issuer will immediately notify SPO, at any time when a prospectus relating to the Registrable Shares covered by an effective registration statement is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Issuer will promptly prepare and furnish to SPO a supplement to or an amendment of such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(f) The Issuer will make available for inspection by SPO and any attorney, accountant or other professional retained by SPO (collectively, the “Inspectors”), all financial and other records and pertinent corporate documents of the Issuer (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Issuer’s officers, directors and employees, and the independent public accountants of the Issuer, to discuss the business and affairs of the Issuer and its subsidiaries and to otherwise reasonably cooperate in the due diligence process of the Inspectors in connection with such registration statement; provided that in no event shall the Issuer be required to make available to the Inspectors or their counsel any information which is subject to an obligation of confidentiality to a third party or which Issuer in its reasonable judgment believes is competitively sensitive. Records which the Issuer determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. SPO agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Issuer or its Affiliates unless and until such is made generally available to the public. SPO further agrees that it will, upon learning that disclosure of any Records is sought in a court of competent jurisdiction, give notice to the Issuer and allow the Issuer, at its expense, to undertake appropriate action to prevent disclosure of any Records it deems confidential.

(g) The Issuer will use commercially reasonable efforts to cause all such Registrable Shares to be listed on each securities exchange and included on each national quotation system on which similar securities issued by the Issuer are then listed or quoted.

(h) The Issuer will prepare and file with the Commission promptly upon the request of SPO, any amendments or supplements to such registration statement or prospectus which, in the reasonable opinion of counsel for SPO, is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Shares by the Stockholders.

(i) The Issuer may require SPO to promptly furnish in writing to the Issuer such information regarding each Stockholder or the distribution of the Registrable Shares as the Issuer may from time to time reasonably request and such other information as may be legally required in connection with such registration.

Section 2.03. Obligations of SPO.

(a) SPO agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 2.01(d) or Section 2.02(e), SPO shall, and shall cause each other Stockholder to, forthwith discontinue disposition of Registrable Shares pursuant to the registration statement covering such Registrable Shares until notified that a Disadvantageous Condition ceases to exist pursuant to Section 2.01(d) or receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.02(e), as the case may be. If the Issuer shall give such notice, the Issuer shall extend the period during which the effectiveness of such registration statement shall be maintained (including the period referred to in Section 2.02(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.01(d) or Section 2.02(e) to the date when the Issuer shall notify SPO that a Disadvantageous Condition ceases to exist pursuant to Section 2.01(d) or shall make available to SPO a prospectus supplemented or amended to conform with the requirements of Section 2.02(e), as the case may be.

(b) In connection with any disposition of Registrable Shares, SPO shall not, and shall cause each of the Stockholders not to, use any Free Writing Prospectus without the prior written consent of the Issuer.

Section 2.04. Indemnification By The Issuer. The Issuer agrees to indemnify and hold harmless to the fullest extent permitted by law SPO and each other Stockholder, its partners, members, officers, directors, employees, agents and representatives, and each Person, if any, who controls SPO or any such Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “SPO Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several and expenses caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Shares, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Issuer will reimburse the SPO Indemnified Persons for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, damage, liability or expense except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Issuer by or on behalf of SPO; provided, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from (a) the use of any prospectus after the Issuer has notified SPO of a Disadvantageous Condition or that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (b) the use of any prospectus after such time as the obligation of the Issuer to keep the related registration statement effective has expired.

Section 2.05. Indemnification By SPO. SPO agrees to indemnify and hold harmless to the fullest extent permitted by law (including without limitation reimbursement of the Issuer for any legal or any other expenses reasonably incurred by it in investigating or defending such loss, claim, damage, liability or expense) the Issuer, its officers, directors and agents and each Person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Issuer to the SPO Indemnified Persons in Section 2.04, but only (i) with respect to information furnished in writing by or on behalf of SPO expressly for use in any registration statement or prospectus relating to SPO or any Stockholder, or any amendment or supplement thereto, or any preliminary, summary or final prospectus or any amendments or supplements thereto or (ii) to the extent that any loss, claim, damage, liability or expense described in this Section 2.05 results from (a) the use of any prospectus after the Issuer has notified SPO of a Disadvantageous Condition or that such prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (b) the use of any prospectus after such time as the obligation of the Issuer to keep the related registration statement effective has expired; provided, however, that the obligations of SPO or any Stockholder hereunder shall be limited to an amount equal to the net proceeds to SPO or such Stockholder, as applicable, of the Registrable Shares sold as contemplated herein; and provided further, that no such seller shall be required to indemnify the Issuer against any liability arising from any untrue or misleading statement or omission of such seller contained in any preliminary prospectus if such deficiency is corrected in the prospectus delivered at the time of sale of such Registrable Shares.

Section 2.06. Conduct Of Indemnification Proceeding. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 2.04 or 2.05 (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the

Indemnified Party who had the largest number of Registrable Shares included in such registration. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding and does not include any statement of admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

Section 2.07. Contribution. If the indemnification provided for hereunder is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Issuer on the one hand and each holder of Registrable Shares covered by a registration statement on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of each such holder of Registrable Shares in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Issuer on the one hand and of each such holder of Registrable Shares on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Issuer, the Stockholders and their Permitted Transferees agree that it would not be just and equitable if contribution pursuant to this Section 2.07 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5 p.m. on a Business Day, otherwise on the next Business Day or (iii) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested, in each case to the intended recipient as set forth below:

If to Liberty Global, to:

Liberty Global, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Legal Department

Facsimile: (303) 220-6691

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY 10112

Attention: Robert W. Murray Jr., Esq.

Facsimile: (212) 259-2540

If to SPO, to:

SPO Partners II, L.P.

San Francisco Partners, L.P.

591 Redwood Highway, Suite 3215

Mill Valley, California 94941

Attention: Kim Silva

Facsimile: (415) 383 5126

with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention:  Alison S. Ressler, Esq.

Facsimile:  (310) 712-8800

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the office of the party for whom it is intended during business hours on a Business Day in the place of receipt. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 3.02. Entire Agreement. This Agreement, together with the Investment Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

Section 3.03. No Third-Party Beneficiaries. Except as provided in Sections 2.04 and 2.05, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto (and the Stockholders as applicable) and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 3.04. Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns. Neither SPO nor Liberty Global shall assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party hereto.

Section 3.05. Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the parties hereto.

Section 3.06. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provisions that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 3.07. Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

Section 3.08. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 3.09. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LIBERTY GLOBAL, INC.

By:	/s/ Elizabeth M. Markowski
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

Registration Rights Agreement Signature Page

SPO PARTNERS II, L.P.

By:	SPO Advisory Partners, L.P., its sole general Partner

By:	SPO Advisory Corp., its sole general partner

By:	/s/ John H. Scully
Name:	John H. Scully
Title:	President

SAN FRANCISCO PARTNERS, L.P.

By:	SF Advisory Partners, L.P., its sole general Partner

By:	SPO Advisory Corp., its sole general partner

By:	/s/ John H. Scully
Name:	John H. Scully
Title:	President

Registration Rights Agreement Signature Page